Exhibit 10.12
LICENSE AGREEMENT
THIS AGREEMENT, effective as of the 1st day of May, 2006 by and between VOGELBUSCH U.S.A., INC., a corporation duly organized and existing under the laws of the State of Texas, with its principal place of business at 10810 Old Katy Road, Suite 107; Houston, Texas 77043, United States of America (hereinafter referred to as LICENSOR) and AGASSIZ ENERGY LLC., a limited liability corporation duly organized and existing under the laws of the State of MINNESOTA and having its principal place of business at 510 County Road 71 Valley Technology Park, Crookston, MN 56716 (hereinafter referred to as LICENSEE);
WITNESSETH
          WHEREAS, LICENSOR is duly authorized to act as commissioned agent for Vogelbusch GmbH, a corporation duly organized under the laws of the Republic of Austria;
          WHEREAS, Vogelbusch GmbH has for a considerable number of years been actively engaged in research and engineering services and, through the development, design and start-up of complete yeast fermentation and distillation process plants, has acquired a substantial amount of proprietary Technical Information, Know-How and experience concerning the engineering of batch and continuous fermentation processes and equipment for fermentation, evaporation, distillation and related operations, and;
          WHEREAS, LICENSOR desires, is willing and represents and warrants that it has the right and power to grant a license to LICENSEE for the use of LICENSOR’S Technical Information, and LICENSEE desires such license in connection with a fuel alcohol plant located in Erskine, Minnesota (hereinafter referred to as the “Plant”);
          WHEREAS, LICENSEE desires LICENSOR to furnish certain basic engineering services as set forth in Schedule B of this License Agreement in connection with said Plant and LICENSOR desires to do so;
          WHEREAS, LICENSEE intends to perform or cause to have performed construction, engineering and procurement services for the Plant; and
          WHEREAS, LICENSEE will operate the Plant;
          WHEREAS, LICENSOR has disclosed and/or will disclose certain Confidential Information relating to the Licensed Process to LICENSEE;
          NOW, THEREFORE, in consideration of the mutual promises herein contained, it is agreed as follows:
MAY 1, 2006

ARTICLE 1 Definitions
               For the purposes of this Agreement, the following terms shall have the following meanings:
               (1.1) “Licensed Process” shall mean a LICENSOR continuous alcohol fermentation process of a mash derived from dry milling of corn and barley, thereby forming an ethanol containing mash suitable for recovery of ethanol therefrom in a distillation process. The “Licensed Process” will include the final concentration of soluble residue in an evaporator to be designed by others. The recovery and dehydration of alcohol from fermented mash will be achieved in a molecular sieve dehydration unit to be designed and supplied by LICENSOR under separate contract. Warranties furnished under the contract for the supply of the molecular sieve equipment are not part of the “Licensed Process.” Drying of DDG and evaporated stillage will be designed and supplied by others.
               (1.2) “LICENSOR’S Technical Information” shall mean such but only such, Technical Information and operating data relating to the design and operation of the Plant for the practice of the Licensed Process.
               (1.3) “Battery Limits” shall mean only the process sections grain cooking, enzymatic hydrolysis and mash cooling (Area 1300), fermentation and fermentation air supply and carbon dioxide scrubber (Area 1400), distillation (Area 1500) , dehydration (Area 1550) and decanter centrifuges (Area 1700). The Battery limits for grain cooking and enzyme hydrolysis (Area 1300) are defined as starting with the equipment in which “fresh substrate charge” is received. Transfer equipment and piping to and from the Battery Limits are not included. Measuring devices for “fresh substrate charge” will be included in the Battery Limits.
                    The Battery Limits for the decanter centrifuge (Area 1700) are defined as ending with the “cake discharge conveyor.”
                    The evaporation section (Area 1600 & Area 1650) will be integrated with the distillation (Area 1500) and the DDGS drier (Area 1800) to recover waste heat and a system specification will be supplied. Detail design by others.
                    Utilities, as are required for the operation of the Licensed Process, are outside the Battery Limits.
               (1.4) “Consulting Services” shall mean services which LICENSOR may provide to LICENSEE for process areas outside the Battery Limits of the Licensed Process. These Consulting Services are additional services and are not part of the obligations of LICENSOR under this Agreement.
               (1.5) “Liaison Services” shall mean services requested by LICENSEE at the expense and option of the LICENSEE which are within the Battery Limits of the Licensed Process but outside the scope of work as defined in Article 4 of this Agreement.
MAY 1, 2006

ARTICLE 2 Grant of License, Patent Infringement
               (2.1) LICENSOR hereby grants to LICENSEE a non-exclusive, non-transferable (except as may otherwise be provided herein) License to use LICENSOR’S Technical Information furnished or to be furnished hereunder in the design, construction and operation of the Plant. The license granted hereunder is not limited to any quantity of alcohol produced or to any specific design configuration as approved by LICENSOR or any other limit so long as the Licensed Process is practiced in and about the Plant.
               (2.2) This Agreement shall remain in force through the operating life of the Plant, until terminated by mutual agreement between LICENSEE and LICENSOR, or terminated under Article 11. Except as provided in Article 11, in the event of termination, LICENSEE shall have the right to continue using the Licensed Process and Technical Information in the Plant following termination, and such termination shall not relieve LICENSEE of its obligations under Articles 5, 6 and 7 hereof.
               (2.3) LICENSOR warrants that it has the right to grant this License and disclose the Technical Information.
               (2.4) LICENSOR will hold LICENSEE harmless from damages or other sums that may be assessed or become payable under a final decree or judgement by a Court of final jurisdiction for patent infringement or violation of trade secrets based upon the use by LICENSEE of the Licensed Process in accordance with LICENSOR’S Technical Information.
               (2.5) LICENSEE will promptly advise LICENSOR in writing of any notice, claim, suit or action regarding infringement of patents made or brought against LICENSEE and based upon LICENSEE’s use of the Licensed Process. If LICENSEE so elects, LICENSOR will defend LICENSEE at LICENSOR’s expense in any such suit or action to the extent that the alleged infringement is based upon the use of the Licensed Process and LICENSOR shall have sole charge and direction of such defense. LICENSEE will render all reasonable assistance that may be required by LICENSOR. Otherwise, LICENSEE shall have the right to defend itself by counsel of its own selection at its own expense.
               (2.6) Neither LICENSOR nor LICENSEE shall settle or compromise any such suit or action without the consent of the other, if the settlement or compromise obliges the other party to make any payment or part with any property or assume any obligation or grant any license or other right or subject either to any injunction or any other restriction.
ARTICLE 3 Know-How Fee
               (3.1) In consideration of the License granted under this Agreement, LICENSEE shall pay to LICENSOR a Know-How Fee of Four Hundred Sixty Five Thousand and No/100 Dollars ($465,000.00) payable as specified in Schedule A herein.
               (3.2) The fee payable under this Article shall be net of all taxes, except income taxes.
MAY 1, 2006

ARTICLE 4 Process Design and Technical Information Package and Fee
               (4.1) LICENSOR shall provide the Technical Information to LICENSEE and Know-How in the form of a process engineering package as defined in Schedule B, Paragraph 2.0. LICENSEE shall pay LICENSOR for such engineering services pursuant to the rate schedule, attached in Schedule C.
               (4.2) LICENSEE agrees to pay LICENSOR for engineering services provided to LICENSEE hereunder in addition to the Know-How Fee set forth in Article 3, according to the rates in Schedule C.
               (4.3) LICENSOR warrants that the work and services performed by it or for it under this Agreement shall be performed in accordance with accepted engineering practices, and if LICENSOR fails to provide such work or services in accordance with such accepted practices, LICENSOR shall promptly re-perform such work or services at no cost to LICENSEE.
ARTICLE 5 Improvements or Modifications
               (5.1) If LICENSEE should make any improvements and/or modifications to LICENSOR’S Technical Information, LICENSEE upon request shall make such improvements and/or modifications available to LICENSOR.
               (5.2) Improvements and/or modifications made by LICENSOR to LICENSOR’S Technical Information shall be the property of LICENSOR. Upon request, LICENSOR shall make available to LICENSEE and LICENSEE shall have the right to use in the Plant all such improvements and/or modifications to the Licensed Process made by LICENSOR under the terms mutually satisfactory to the LICENSEE and LICENSOR.
ARTICLE 6 Visitations
               LICENSOR may, at his risk and expense and upon reasonable prior notice to LICENSEE, visit the Plant during normal business hours with potential clients, customers or other licensees of LICENSOR who make use of or propose to make use of the Licensed Process. Such visits are subject to any of LICENSEE’S restrictions on access to portions of the Plant which do not directly involve the Licensed Process. Any such visitation shall be subject to (1) the prior permission of LICENSEE, which permission shall not be unreasonably withheld, and (2) an assumption of any obligation of confidentiality considered appropriate by LICENSEE.
ARTICLE 7 Confidentiality
               (7.1) LICENSOR has disclosed and/or will disclose to LICENSEE LICENSOR’S Technical Information (hereinafter called “Confidential Information”). With respect to all Confidential Information, LICENSEE agrees: (a) that it will not, without the prior written consent of LICENSOR, disclose any such Confidential Information to any other person, firm or corporation or use any such Confidential Information except in accordance with the terms of this Agreement.
MAY 1, 2006

LICENSEE further agrees to require its employees and any others who, by necessity, have been or shall be given access to, or have received or shall receive disclosure of, any said Confidential Information, to maintain the same in confidence.
               (7.2) The provisions of (7.1) shall not apply to any such Technical Information which:
                    (7.2.1) is in the possession of the LICENSEE prior to LICENSOR’S disclosure; or
                    (7.2.2) is in the public domain prior to LICENSEE’S receipt of said Information from LICENSOR or which subsequently becomes a part of the public domain by publication or otherwise, except by LICENSEE’S wrongful act.
               (7.3) All drawings, prints, data and other Information furnished by LICENSOR to LICENSEE shall remain the property LICENSOR and shall be deemed as loaned to LICENSEE for the purpose of designing, constructing, supplying, maintaining and operating the Plant for so long as the Plant is operated under the License granted herein. Except as otherwise provided in this Agreement, LICENSEE will not, without the prior written consent of LICENSOR, insofar as LICENSOR’S Confidential Information is concerned, use, reproduce or permit the use, reproduction or copying of any said drawings, prints, data and other Information by unauthorized third parties, except that copies of Confidential Information may be maintained by government agencies. It is understood that this paragraph shall not be interpreted to prevent such reasonable inspections of portions of the Plant by persons engaged in the sale or repair of equipment, as are customarily necessary in connection with the design, construction, supply, maintenance and operation of chemical plants.
               (7.4) The obligations of confidentiality in this Article 7 shall survive the termination of this Agreement for a period of ten (10) years.
               (7.5) Both parties agree that the obligations set forth in this Article 7 shall also apply to any and all Information regarding the Plant and its operation as it may be changed, modified or corrected by LICENSOR.
ARTICLE 8 Assignment
               (8.1) This Agreement shall not be assignable by LICENSOR or LICENSEE subject, however, to the following exceptions:
                    (8.1.1) With the prior expressed written consent of the other party.
                    (8.1.2) To the General Contractor (specifically the Biorenewable Group) for the purpose of designing, constructing and starting up of the plant. Once the plant has been accepted by LICENSEE and is in operation the Agreement will be automatically assigned back to LICENSEE.
                    (8.1.3) Upon the acquisition of all or substantially all of the stock or assets of LICENSOR or LICENSEE, whether by merger, consolidation, purchase or otherwise.
MAY 1, 2006

               (8.2) All assignees or successors of either party shall be bound by all the terms and conditions of this Agreement.
               (8.3) The Licensed Process only applies to the Plant set forth in this Agreement and cannot be extended to any other Plant of LICENSEE by assignment or otherwise, without the expressed written agreement of LICENSOR.
ARTICLE 9 Force Majeure
               Notwithstanding any other provisions to the contrary in this Agreement, neither party hereto shall be responsible for a default in or breach of this Agreement which is the result of strike, fire, war, earthquake, flood, pestilence, riot, act of God, act of government or other cause beyond the control of the parties, unless performance is not promptly resumed upon termination of such cause.
ARTICLE 10 Applicable Law
               This Agreement shall be construed under and governed by the laws of the State of Minnesota.
ARTICLE 11 Default
               (11.1) If either party:
(a) shall fail to comply with any substantial obligation imposed upon it under this Agreement,
(b) shall make any general arrangement or assignment for the benefit of creditors, files any type of bankruptcy proceedings, there is appointed a Trustee or Receiver to take possession of substantially all of either party’s assets, or such assets are attached or otherwise judicially seized, such acts shall constitute a default under this Agreement, and the other party may give notice in writing to the party in default specifying the failure complained of and, in the event that such failure is not made good within thirty (30) days after the service of such notice, the party serving the notice may forthwith immediately terminate this Agreement.
               (11.2) Notwithstanding Paragraph 11.1 of this Article 11, it is expressly agreed that the failure by LICENSEE to make any payment according to the terms and conditions, as set out in Schedule A and Schedule C of this Agreement, shall constitute a default, and LICENSOR may, at its sole discretion and without notice to LICENSEE, terminate this Agreement and/or suspend all activities, including but not limited to the transfer of Know-How, documents and other services until LICENSEE has made full payment, as per Schedule A and Schedule C. Any delays caused by default by LICENSEE shall suspend all time limits imposed on LICENSOR by this Agreement, until such default has been corrected. Further, upon such default in payment, LICENSOR may require LICENSEE to make advance payments or acceptable payment guarantees to LICENSOR before resuming further services under this Agreement. In the event of termination by LICENSOR under this Article 11.2, LICENSOR may serve notice to LICENSEE and withdraw all Licenses granted under Article 2 of this Agreement.
MAY 1, 2006

               (11.3) Upon default of any of the terms of this Agreement and after any notice required above, the non-defaulting party may seek any remedies available to it at law or in equity and shall have the right to recover its attorney’s fees from the defaulting party.
ARTICLE 12 Licensor’s Limitation of Liability
               LICENSOR’S AGGREGATE LIABILITY FOR ANY CAUSE OR CAUSES UNDER THIS LICENSE AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT OF THE “KNOW-HOW” FEE STIPULATED UNDER SCHEDULE A AND LICENSEE RELEASES LICENSOR FROM ANY LIABILITY IN EXCESS THEREOF, EXCEPT TO THE EXTENT SUCH LIABILITY IS INSURED.
ARTICLE 13 Trademarks
               LICENSEE agrees not to use any trademark or trade name owned or controlled by LICENSOR except as may be specifically agreed to in writing by LICENSOR.
ARTICLE 14 Waiver of Default
               Waiver by either party of any default by the other under the terms of this Agreement shall not be deemed to be a waiver by such party of any other default by the other, whether similar or dissimilar in nature. No modifications or waiver of any of the provisions herein contained shall be binding unless made in writing and signed by authorized representatives of the parties.
ARTICLE 15 Consequential Damages
               In no event shall LICENSOR be liable to LICENSEE for any incidental or consequential damages, including but not limited to loss of use, loss of profit, loss of market, loss of client or customer, or potential client or customer.
ARTICLE 16 Severability
               In the event that any term or provision of this Agreement is invalidated at any time by rule of law or statutory provision, the remaining terms and provisions of this Agreement shall remain in full force and effect and be binding upon both parties hereto.
ARTICLE 17 Notices
               All notices pertaining to this Agreement shall be in writing and shall be effective upon receipt. Such notices whether to LICENSOR or LICENSEE shall be sufficient if transmitted by facsimile, delivered in person, or sent by registered or certified mail. The parties designate the following addresses for notice purposes:
MAY 1, 2006

Vogelbusch U.S.A., Inc.
10810 Old Katy Rd., Suite 107
Houston, Texas 77043
Facsimile: 713-461-7377

Agassiz Energy LLC
510 County Road 71
Valley Technology Park
Crookston, MN 56716
Facsimile: 218-281-8052
ARTICLE 18 Scope of Agreement
               This Agreement sets forth the entire agreement of the parties and supersedes any and all previous agreements between the parties with respect hereto, and no written undertakings given either previously to or simultaneously with the signing of this Agreement and not expressly made a part hereof shall be admitted to vary or correct its terms.
ARTICLE 19 Attachments
               The following documents are incorporated herein by reference and made part hereof:
Schedule A, Know-How Fee
Schedule B, Process Design and Technical Information Package
Schedule C, Rate Schedule and Payment Terms
Process Guarantee Agreement with Schedules A,B,C&D
          IN WITNESS WHEREOF, the parties have agreed to the foregoing on this 1st day of May, 2006.

AGASSIZ ENERGY LLC	VOGELBUSCH U.S.A., INC.

/s/ Donald Sargeant	/s/ Gunter B. Brodl

By:	By: Gunter B. Brodl

Title: Chief Manager	Title: President
MAY 1, 2006

LICENSE AGREEMENT
SCHEDULE A
Know-How Fee
     In consideration of the License granted hereunder, LICENSEE agrees to pay to LICENSOR a lump sum, one-time Know-How Fee in the amount of Four Hundred Sixty Five Thousand and No/100 Dollars ($465,000.00), payable as follows:
A.	On transfer of the Engineering Documents as described in Schedule B, Para. 2.0 or financial closing, whichever comes later, LICENSEE agrees to pay to LICENSOR the sum of Two Hundred Thirty Two Thousand Five Hundred and No/100 Dollars ($232,500.00) to be applied to the Know-How Fee herein described.

B.	The balance of Two Hundred Thirty Two Thousand Five Hundred and No/100 Dollars ($232,500.00) is payable in full when the Plant has been accepted by LICENSEE, as described in Article 3 of the Process Guarantee Agreement. It is expressly agreed that the total Know-How Fee shall be due and payable by LICENSEE regardless of whether LICENSEE elects to complete the Agreement by continuing with the Start-Up Services and a Performance Guarantee Test Run per Articles 5 and 6 of the Process Guarantee Agreement.
MAY 1, 2006

LICENSE AGREEMENT
SCHEDULE B
PROCESS DESIGN AND
TECHNICAL INFORMATION PACKAGE
1.0	Design Basis
          The proposed alcohol plant to be located in Erskine, Minnesota. The nominal design capacity will be 50 MMGPY anhydrous alcohol on the basis of 350 operating days/year.
1.1	Raw Material and Yield

Feedstock to the LICENSOR battery limits will be:

Cleaned U.S. No. 2 yellow corn (or Milo) with a moisture content of not more than 16% wt. For design purposes, an average starch content of not less than 60% wt on as-is basis is assumed. Corn (Milo) shall be milled to the fineness specified by LICENSOR.

AND up to, but not to exceed 20% OF TOTAL STARCH in Substrate charge can be supplied from:

Cleaned U.S. No. 2 Hulless Barley with a moisture content of not more than 14% wt. For design purposes, an average starch content of not less than 57.5% wt on as-is basis is assumed. Barley shall be milled to the fineness specified by LICENSOR.

The total carbohydrate feed to the alcohol plant shall be based on a yield of 1.96 pounds of starch per pound of anhydrous alcohol produced.

1.2	Capacity, Finished Product Quality

The plant will be designed to operate on a continuous basis 350 operating days per year.

Anhydrous fuel alcohol shall conform to the current ASTM specification for fuel alcohol (ASTM D-4806-04a).

Design capacity will be 5,960 gallons (at 60° F) per hour of anhydrous alcohol including fusel oil at 0.8% wt. moisture maximum.
MAY 1, 2006

1.3	LICENSOR’s Scope of Work

LICENSOR’S battery limits include the following areas:

Design by LICENSOR:
1.3.1	Mash preparation and cooking, enzyme conversion and mash cooling (Area 1300)

1.3.2	Prefermentation, fermentation, beer well, fermentation air supply and carbon dioxide scrubber (based on a continuous fermentation system) (Area 1400)

1.3.3	Distillation of alcohol to near azeotropic point (Area 1500)

1.3.4	Dehydration of alcohol with a molecular sieve designed and supplied by LICENSOR under a separate contract. (Area 1550)

1.3.5	Stillage decantation (Area 1700)

1.3.6	CIP System for the Plant (Area 1900).
1.4	Process Systems within Battery Limits of LICENSOR to be Designed by Others:
1.4.1	Waste heat evaporator (Area 1600)

1.4.2	Final forced circulation evaporator (Area 1650)
1.5	Process Systems Outside LICENSOR’S Battery Limits (System Specifications will be supplied):
1.5.1	Grain Milling (Area 1200)

1.5.2	DDGS Drying (Area 1800)
1.6	Utilities

LICENSOR will specify the quantity, temperature and pressure requirements for the following utilities:
1.6.1	Steam within the Battery Limits: Steam at 150 psig will be furnished by LICENSEE.

1.6.2	Cooling water/Chilled water: Cooling water at 85°F maximum supply temperature will be made available as specified by LICENSOR.

Chilled water: Chilled water at 70° F maximum supply temperature will be made available as specified by LICENSOR.
MAY 1, 2006

1.6.3	Process water: Process water will be furnished to the plant battery limits. Process water shall be drinking water quality and shall be substantially free of active micro-organism. Water may be chlorinated, but residual chlorine content shall not exceed 2 ppm. In order to minimize scaling of equipment, hardness expressed as Calcium (Ca++) shall not exceed 50 ppm. Silica content expressed as Sio2 shall not exceed 20 ppm. Process water shall have a pH value of not more than 8.5 and not less than 5.0.

Process water supply for the scrubbers in fermentation (Area 1400) and distillation (Area 1500) shall be treated, soft water to have a calcium content of not more than 5 ppm as Ca. This water shall be cooled to have a temperature of 55°F maximum.

1.6.4	Instrument and plant air: Air will be made available to the plant battery limits at a pressure of not less than 60 psig. Instrument air shall be dry with a dew point of — 50°F maximum.

1.6.5	Waste water: The waste water from the alcohol facility will be discharged to waste water treatment facilities to be designed by others. An estimate of COD loading will be supplied by LICENSOR.

1.6.6	Electricity: Power at the required voltage will be supplied by the LICENSEE.
2.0	Technical Information Package

For the areas included in its battery limits (except Areas 1600, Waste Heat Evaporator and Area 1650-Final Evaporator), LICENSOR will supply the following documentation:

2.1	Overall block flow diagram including major material balance and utility requirements for each area, as well as an estimate of the waste treatment loads of the effluents when applicable.

2.2	Process Flow Diagrams (PFD’s) and Flow Data Lists (FList). PFD’s will show all process equipment, all major process lines and control philosophy. Indicated will be all critical flows including temperatures and pressures and composition. Utility and CIP connections will also be shown. Flow data lists will show all material and utility flows with their composition and relevant physical stream data.
MAY 1, 2006

2.3	Equipment process specifications for equipment within the battery limits and including laboratory equipment. The specifications will contain sufficient information for the LICENSEE to obtain firm quotes from vendors and to proceed with further detailed engineering, purchasing and construction.

2.4	Process and Instrument Diagrams (P&ID’s) showing all equipment within the battery limits, all connecting piping (including size, material). The P&ID’s will include symbolic identification of valves, check valves, strainers, sample points and CIP connections. The P&ID’s will include all instrumentation and safety relief valves. The P&ID’s will also show critical elevations and relevant notes for piping design and field installation.

2.5	EPA permit documentation including indication on a plot plan provided by the LICENSEE the location of the emission points. Also provided will be process schematics identifying each emission source. Finally, detailed calculations for air emission control equipment suitable for use in EPA permit applications will be supplied.

2.6	Instrument process data lists (ISA format or equivalent) and including relief valve specifications suitable for sizing of control valves and relief valves by others.

2.7	Complete operating description and narrative description of complex control functions. Preliminary operating instructions to be completed during startup. Laboratory test procedures for in-process control and finished product quality.

2.8	For the process areas Waste Heat Evaporator (Area 1600) and Final Evaporator (Area 1650), LICENSOR will supply Process Flow Diagrams with flows to/from these areas and an overall system specification. No detailed equipment specifications, P&ID’s, equipment layouts or instrument process data lists will be furnished for equipment within the system specification. LICENSOR will furnish documentation for peripheral equipment within these process areas.

2.9	For the process areas listed in Para. 1.5 (Outside LICENSOR’s Battery Limits), LICENSOR’S services shall be limited to supply the following information:

Area 1200 — Grain Milling: Required quantity and milling size distribution.

Area 1800 — DDGS Drying: Quantity and moisture content of wet cake feed from Area 1700 (Decanter Centrifuge), quantity and moisture content of concentrated product feed from Area 1650 (Final Evaporator).

AutoCad 2006 will be used for all drawings. Microsoft Excel will be used for equipment and line lists and most calculations. Electronic transmittals will be in pdf format except for drawings.
MAY 1, 2006

3.0	Documentation Not Included in Technical Information Package

The following information will be supplied by others:
3.1	Engineering for concrete, foundations, structures and buildings.

3.2	Engineering for power and steam distribution and electrical engineering information.

3.3	Final instrument specifications, loop drawings and control valve sizing and relief valve sizing.

3.4	Engineering for boiler, boiler feed water, cooling tower, chilled water, instrument/plant air, process and utility water systems and effluent treatment.

3.5	Engineering for fire protection system.

3.6	Detailed specifications and engineering for piping, insulation, electric heat tracing and painting.

3.7	Documentation for Waste Heat Evaporator (Area 1600) and Final Evaporator (Area 1650) except Per Article 2.8.

3.8	Documentation for Grain Milling (Area 1200) except per Article 2.9.

3.9	Documentation for DDGS Drying (Area 1800) except per Article 2.9.

3.10	Piping layout drawings.

3.11	Best Available Control Technology (BACT) review and preparation and filing of EPA permits

3.12	HAZOP reviews and reports.

3.13	Any other documentation not specifically described in Article 2 hereof.
4.0	Liaison Services (Hourly Rates per Schedule C)

At the request and expense of LICENSEE, LICENSOR will:
4.1	Be available to clarify process design to the detail engineers.

4.2	Review and markup of final vendor drawings for new equipment.

4.3	Review the detail engineering work for conformity with the process design and to evaluate changes requested by the detail engineers.
MAY 1, 2006

4.4	Inspect the construction site for periodic reviews of progresses.
5.0	Startup Services and Operator Training (Hourly Rates per Sched.C)
     To ensure complete transmittal of LICENSOR’s operating knowledge to the LICENSEE, at the request and expense of LICENSEE, LICENSOR will:
5.1	Provide operator classroom training.

5.2	Provide operator field training during the static and dynamic checkout of the equipment.

5.3	Provide assistance and advice to operations during the initial startup period. This includes support in reaching the process control parameters, troubleshooting, and control loop tuning.

5.4	Provide assistance and advice to operations during a Performance Guarantee Test run, monitor and evaluate results, and issue a final report.
     Such services will consist of up to four (4) Process Consultants or Managers or Process Engineers to provide twenty-four hour shift coverage during critical startup periods and to conduct comprehensive operator training programs and to prepare final process operating instructions during plant Startup.
MAY 1, 2006

LICENSE AGREEMENT
SCHEDULE C
RATE SCHEDULE AND PAYMENTS TERMS
The following engineering rate schedules will apply:
A.	Process Engineering Package
          As described in Schedule B, 2.0 for the work in the Battery Limits in Schedule B, Para. 1.3:
          Total Price: $455,000.00

A1.	With execution of Agreements or release to start process engineering design, whichever comes earlier: $105,000.00

Less: Payments received for preliminary work will be credited towards this amount.

A2.	On release of final PFD’s, material balances and major equipment specifications: $100,000.00

A3.	On release of P&ID’s: $100,000.00

A4.	On release of all equipment specifications: $75,000.00

A5.	Balance on transfer of all remaining documentation: $75,000.00

B.	Services to be Invoiced in Addition to the Lump Sum Fixed Price per Para. A1
          Such services shall be requested and authorized by LICENSEE before they are provided. LICENSEE shall have the right to request an estimate of hours for such services in advance.
BI.	Liaison Services
          The services described in Schedule B, Para. 4.0 will be invoiced according to LICENSOR’S Rate Schedule.
BII.	Startup Service, Operator Training and Process Guarantee Run
          The services described in Schedule B, Para. 5.0 will be invoiced according to LICENSOR’S Rate Schedule.
BIII.	Consulting Services
          As described in Article 1, Para. 1.4 of the License Agreement, Consulting Services will be invoiced according to LICENSOR’S Rate Schedule:
MAY 1, 2006

Licensor’s Rate Schedule
Officers of Vogelbusch U.S.A., Inc. and Senior Technical Personnel of Vogelbusch GmbH-Vienna	$ 160.00/Hour

Senior Technical Personnel of Vogelbusch U.S.A., Inc.	$ 145.00/Hour

Process & Mechanical Engineering (According to experience)	$ 110.00 - 125.00/Hour

Technical Support Personnel and Drafting (includes computer time for AutoCad drawings)	$ 75.00/Hour

Clerical (Typing, Expediting, etc.)	$ 40.00/Hour
     Note: The above Rate Schedule is valid until December 31, 2006 and is subject to yearly review and increases not to exceed 5% per annum beyond 2006.
          Reimbursable Expenses
          The expenses of LICENSOR and Vogelbusch GmbH for services requested by LICENSEE to be performed away from their respective offices in Houston, Texas or Vienna, Austria will be reimbursed at cost. Such expenses include those incurred by engineering personnel traveling or assigned to LICENSEE’s offices or the Plant. The direct expenses include, but are not limited to, air travel, lodging, rental cars, taxis, telephone calls and outside laboratory analytical services. International air travel shall be subject to approval by LICENSEE. Meal allowance will be invoiced at the rate of $45.00 per day.
          Manner and Times of Payment
          On or as soon as practicable after the first day of each calendar month, LICENSOR shall prepare and submit to LICENSEE an invoice covering Engineering Fees and Reimbursable Expenses incurred during the previous calendar month. LICENSEE shall pay to LICENSOR the amount shown to be due within thirty (30) days after receipt of the invoice. Should LICENSEE dispute any portion of any statement, LICENSEE shall pay the undisputed portion of the statement within the time stated above, and at the same time, advise LICENSOR in writing of the disputed portion. Amounts owed to LICENSOR more than thirty (30) days beyond the payment terms provided for in this Agreement shall accrue interest each day such invoice is not paid at the rate of 12% per annum.
MAY 1, 2006